FOR IMMEDIATE RELEASE

Contact: Dick Marchese
                                        770-395-4531

                                      Jim Matthews
                                     770-395-4577

Georgia Gulf Expects Fourth Quarter Loss of $.08 to $.11 Per Share After Charges of $.28 Per Share Related to Early Retirement of Debt

ATLANTA, December 18, 2003 – Georgia Gulf Corporation (NYSE: GGC) announced today that it expects to record a net loss in the fourth quarter of $.08 to $.11 per diluted share, which includes approximately $.28 per diluted share related to the early retirement of debt. This expected loss compares to third quarter net income of $.24 per diluted share.

    Fourth quarter chlorovinyls operating income is expected to be higher compared to the third quarter due to higher vinyl resins sales prices, which should more than offset higher raw materials costs and lower sales volumes. Despite higher sales volumes, aromatics operating income is expected to decline compared to the third quarter due to the impact of higher raw materials costs.

    Overall, operating income for the quarter is expected to decline by $2 to $4 million, primarily as a result of increases in bad debt expense and profit sharing expense of approximately $4 to $6 million.

    Georgia Gulf will host a teleconference on Friday, December 19, 2003, at 9 AM EST. To access the teleconference, please dial 888-552-7928 (domestic) or 706-679-3718 (international). To access the teleconference via Webcast, log on to http://www.firstcallevents.com/service/ajwz394840029gf12.html. Playbacks will be available from 12 PM EST Friday, December 19, to 5 PM EST Wednesday, December 31. Playback numbers are 800-642-1687 (domestic) or 706-645-9291 (international). The conference call ID number is 4476862.

    Georgia Gulf, headquartered in Atlanta, is a major manufacturer and marketer of two integrated product lines, chlorovinyls and aromatics. Georgia Gulf’s chlorovinyl products include chlorine, caustic soda, vinyl chloride monomer and vinyl resins and compounds. Georgia Gulf’s primary aromatic products include cumene, phenol and acetone.

    This news release contains forward-looking statements subject to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s assumptions regarding business conditions, and actual results may be materially different. Risks and uncertainties inherent in these assumptions include, but are not limited to, future global economic conditions, economic conditions in the industries to which the company sells, industry production capacity, raw material costs and other factors discussed in the Securities and Exchange Commission filings of Georgia Gulf Corporation, including our annual report on Form 10-K for the year ended December 31, 2002, and our subsequent quarterly reports on Form 10-Q.

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